Exhibit 10.1

PURCHASE AND SALE AGREEMENT

BETWEEN

1450 EXECUTIVE CIRCLE NE- MELBOURNE, LLC,

AS SELLER

AND

LIGHTING SCIENCE GROUP CORPORATION,

AS PURCHASER

June 8, 2010

4.7	Proprietary Information; Confidentiality	10
4.8	No Representation or Warranty by Seller	10
4.9	Purchaser’s Responsibilities	10
4.10	Purchaser’s Agreement to Indemnify	11

ARTICLE 5 TITLE AND SURVEY		11
5.1	Title Commitment	11
5.2	Updated Survey	11
5.3	Title Review	11
5.4	Delivery of Title Policy at Closing	12

ARTICLE 6 OPERATIONS AND RISK OF LOSS		12
6.1	Ongoing Operations	12
6.2	Damage	12
6.3	Condemnation	13

ARTICLE 7 CLOSING		13
7.1	Closing	13
7.2	Conditions to Parties’ Obligation to Close	14
7.3	Seller’s Deliveries in Escrow	14
7.4	Purchaser’s Deliveries in Escrow	15
7.5	Closing Statements	16
7.6	Purchase Price	16
7.7	Possession	16
7.8	Delivery of Books and Records	16

ARTICLE 8 PRORATIONS, DEPOSITS, COMMISSIONS		16
8.1	Prorations	16
8.2	Intentionally Omitted.	17
8.3	Closing Costs	17
8.4	Final Adjustment After Closing	17
8.5	Intentionally Omitted	17
8.6	Commissions	17

ARTICLE 9 REPRESENTATIONS AND WARRANTIES		17
9.1	Seller’s Representations and Warranties	17
9.2	Purchaser’s Representations and Warranties	18
9.3	Survival of Representations and Warranties	19

ARTICLE 10 DEFAULT AND REMEDIES		19
10.1	Seller’s Remedies	19
10.2	Purchaser’s Remedies	20
10.3	Attorneys’ Fees	20
10.4	Other Expenses	21

ARTICLE 11 DISCLAIMERS, RELEASE AND INDEMNITY		21
11.1	Disclaimers By Seller	21
11.2	Sale “As Is, Where Is”	21
11.3	Seller Released from Liability	22
11.4	“Hazardous Materials” Defined	23

ii

11.5	Survival	23

ARTICLE 12 MISCELLANEOUS		23
12.1	Parties Bound; Assignment	23
12.2	Headings	23
12.3	Invalidity and Waiver	23
12.4	Governing Law	24
12.5	Survival	24
12.6	Entirety and Amendments	24
12.7	Time	24
12.8	Confidentiality	24
12.9	Notices	24
12.10	Construction	25
12.11	Calculation of Time Periods; Business Day	25
12.12	Execution in Counterparts	25
12.13	Recordation	25
12.14	Further Assurances	25
12.15	Discharge of Obligations	25
12.16	ERISA	25
12.17	No Third Party Beneficiary	26
12.18	Reporting Person	26
12.19	Post-Closing Access	26
12.20	RADON GAS.	26

iii

PURCHASE AND SALE AGREEMENT

[1450 Executive Circle NE, Palm Bay, Florida]

This Purchase and Sale Agreement (this “Agreement”) is made and entered into by and between Purchaser and Seller.

RECITALS

A. Defined terms are indicated by initial capital letters. Defined terms shall have the meanings set forth herein, whether or not such terms are used before or after the definitions are set forth.

B. Purchaser desires to purchase the Property and Seller desires to sell the Property, all upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual terms, provisions, covenants and agreements set forth herein, as well as the sums to be paid by Purchaser to Seller, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Purchaser and Seller agree as follows:

ARTICLE 1

BASIC INFORMATION

1.1 Certain Basic Terms. The following defined terms shall have the meanings set forth below:

1.1.1 “Seller”:	1450 EXECUTIVE CIRCLE NE- MELBOURNE, LLC, a Delaware limited liability company

1.1.2 “Purchaser”:	LIGHTING SCIENCE GROUP CORPORATION, a Delaware corporation

1.1.3 “Purchase Price”:	$8,500,000.

1.1.4 “Earnest Money”: Collectively, the Initial Earnest Money and the Additional Deposit, including interest thereon, to be deposited in accordance with Section 3.1.

1.1.5 “Initial Earnest Money”: $75,000.

1.1.6 “Additional Deposit”: As defined in Section 3.1.

1.1.7 “Title Company”:	GrayRobinson, as Agent for First American Title Insurance Company

1.1.8 “Escrow Agent”:

First American Title Insurance Company

National Commercial Services

30 North LaSalle Street, Suite 310

Chicago, Illinois 60602

Attn: John E. Beckstedt, Jr.

Telephone number: (312) 917-7223

Facsimile number: (888) 279-8547

E-mail: jbeckstedt@firstam.com

1.1.9 “Property Information Delivery Date”: The date which is ten (10) days after the Effective Date.

1.1.10 “Title and Survey Review Period”: The period ending upon the expiration of the Initial Inspection Period.

1.1.11 “Inspection Period”: The period beginning on the Effective Date and ending sixty (60) days after the Effective Date (the “Initial Inspection Period”), subject to extension as provided in Section 3.1.

1.1.12 “Closing Date”: The date which is thirty (30) days after the expiration of the Inspection Period.

1.1.13 “Confidentiality Agreement”. The letter agreement dated May 14, 2010 between Seller and Purchaser.

1.1.14 “Effective Date”: The date on which this Agreement is executed by the latter to sign of Purchaser or Seller, as indicated on the signature page of this Agreement. If the execution date is left blank by either Purchaser or Seller, the Effective Date shall be the execution date inserted by the other party.

1.2 Closing Costs. Closing costs shall be allocated and paid as follows:

Cost	Responsible Party
Title Commitment required to be delivered pursuant to Section 5.1	Purchaser
Premium for standard form Title Policy required to be delivered pursuant to Section 5.4, up to a maximum amount of $8,172.50	Seller
Premium for standard form Title Policy required to be delivered pursuant to Section 5.4, in the amount, if any, in excess of $8,172.50	Purchaser

Premium for any upgrade of Title Policy for any endorsements to the Title Policy desired by Purchaser, any inspection fee charged by the Title Company, tax certificates, municipal and utility lien certificates, and any other Title Company charges	Purchaser
Costs of Survey and/or any revisions, modifications or recertifications thereto	Purchaser
Costs for UCC Searches	Purchaser
Recording Fees	Purchaser
Any deed taxes, documentary stamps, transfer taxes, intangible taxes, or other similar taxes, fees or assessments	Seller
Any mortgage taxes or other similar taxes	Purchaser
Any escrow fee charged by Escrow Agent for holding the Earnest Money or conducting the Closing	Purchaser 1/2 Seller 1/2
Real Estate Sales Commission to Coldwell Banker pursuant to Section 8.6	Seller
All other closing costs and expenses incident to this transaction and the closing thereof shall be paid by the party incurring the same

1.3 Notice Addresses:

Purchaser:	Lighting Science Group Corporation	Copy to:	Gray Robinson, P.A.

	1227 South Patrick Drive		1795 W. Nasa Boulevard
	Building 2A		Melbourne, FL 32901
	Satellite Beach, Florida 32937		Attention: Hubert C. Normile, Jr., Esq.

Attention:	Zach Gibler, Chairman and CEO		Telephone: 321-727-8100
Telephone:	321-779-5520		Facsimile: 321-984-4122
Facsimile:	321-779-5521

		Copy to:	John Mitchell, Esq. c/o Lighting Science Group Corporation 1227 South Patrick Drive Building 2A Satellite Beach, Florida 32937 Telephone: 321-779-5520 Facsimile: 321-779-5521
Seller:		Copies to:	iStar Financial Inc.
	c/o iStar Financial Inc.		1114 Avenue of the Americas
	180 Glastonbury Blvd., Suite 201 Glastonbury, CT 06033		New York, NY 10036
Attn: Mary-Beth Roselle, Esq.
	Attention: Stephen Spencer		Phone: 212-930-9481
	Telephone: 860-815-5937		Fax: 212-930-9494
	Facsimile:		E-mail: mroselle@istarfinancial.com
E-mail: Sspencer@istarfinancial.com

iStar Asset Services Inc. 180 Glastonbury Boulevard Glastonbury, CT 06033 Attn: President Telephone: 860-815-5910 Facsimile: 860-815-5901 E-mail: brubin@istarfinancial.com

Katten Muchin Rosenman LLP 525 West Monroe St. Chicago, IL 60661-3693 Attn: Douglas L. Noren, Esq. Phone: 312-902-5387 Fax: 312-577-8737 Email: Douglas.Noren@kattenlaw.com

ARTICLE 2

PROPERTY

2.1 Property. Subject to the terms and conditions of this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the following property (collectively, the “Property”):

2.1.1 Real Property. The land described in Exhibit A hereto (the “Land”), together with (a) all improvements located thereon (“Improvements”), (b) all right, title and interest of Seller, if any, in and to the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in anywise appertaining thereto, and (c) all right, title, and interest of Seller, if any, in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining the Land (collectively, the “Real Property”).

2.1.2 Intentionally Omitted.

2.1.3 Tangible Personal Property. All of Seller’s right, title and interest, in the equipment, machinery, furniture, furnishings, supplies and other tangible personal property, if any, owned by Seller and now or hereafter located in and used in connection with the operation, ownership or management of the Real Property, but specifically excluding any items of personal property owned or leased by Seller’s property manager at or on the Real Property and further excluding any items of personal property owned by third parties and leased to Seller (collectively, the “Tangible Personal Property”).

2.1.4 Intangible Personal Property. All of Seller’s right, title and interest, if any, in all intangible personal property related to the Real Property and the Improvements, including, without limitation: all trade names and trade marks associated with the Real Property and the Improvements, including Seller’s rights and interests, if any, in the name of the Real Property; the plans and specifications and other architectural and engineering drawings for the Improvements, if any (to the extent assignable without cost to Seller); contract rights related to the operation, ownership or management of the Real Property, including maintenance, service, construction, supply and equipment rental contracts, if any (collectively, the “Service Contracts”) (but only to the extent assignable without cost to Seller and Seller’s obligations thereunder are expressly assumed by Purchaser pursuant to this Agreement); warranties (to the extent assignable without cost to Seller); governmental permits, approvals and licenses, if any (to the extent assignable without cost to Seller); and telephone exchange numbers (to the extent assignable without cost to Seller (all of the items described in this Section 2.1.4 collectively referred to as the “Intangible Personal Property”). Tangible Personal Property and Intangible Personal Property shall not include (a) any appraisals or other economic evaluations of, or projections with respect to, all or any portion of the Property, including, without limitation, budgets prepared by or on behalf of Seller or any affiliate of Seller, (b) any documents, materials or information which are subject to attorney/client, work product or similar privilege, which constitute attorney communications with respect to the Property and/or Seller, or which are subject to a confidentiality agreement, (c) any trade name, mark or other identifying material that includes the name “iStar” or any derivative thereof, and (d) all of Seller’s present and future rights in and to all refunds, rebates, reimbursements, reserves, deferred payments, deposits, cost savings, governmental subsidy payments, governmentally-registered credits (such as emissions reduction credits), other credits, waivers and payments, whether in cash or kind, due from or payable by any governmental agency or other entity, or any insurance or utility company, or any other person relating to any or all of the Property, or any improvements thereon or any of the Tangible Personal Property or Intangible Personal Property described herein (i) for any taxes, special taxes, assessments, or similar governmental or quasi-governmental charges or levies imposed upon Seller (or any prior owner of the Property) or (ii) arising out of satisfaction of any condition imposed upon or the obtaining of any approvals for the development of the Project or the improvements thereon; including, but not limited to, any monies, fees, credits, reimbursements, contributions, or other consideration that Seller (or any prior owner of the Property) is entitled to claim or receive, from any governmental agency or any other person or entity, in connection with any work performed or expenditures made by Seller (or any prior owner of the Property), at any time prior to the Effective Date.

ARTICLE 3

EARNEST MONEY

3.1 Deposit and Investment of Earnest Money; Extension of Due Diligence Period (a) Within one (1) Business Day after the Effective Date, Purchaser shall deposit the Initial Earnest Money with Escrow Agent and deliver a completed, executed Form W-9 to the Escrow Agent and the Seller.

(b) Purchaser shall be entitled to extend the Inspection Period for an additional thirty (30) day period (such period, the “First Extended Inspection Period”) by delivering written notice to Seller and depositing with the Escrow Agent prior to the expiration of the Initial Inspection Period an additional deposit of Fifty Thousand Dollars ($50,000.00) (the “Additional Deposit”), which deposit shall be refundable to Purchaser if Purchaser elects not to proceed with the purchase during the First Extended Inspection Period and delivers the Due Diligence Termination Notice pursuant to Section 4.4. However, if Purchaser elects to extend the Inspection Period for such additional thirty (30) day period, then the Initial Earnest Money shall be non-refundable and shall be paid to Seller if this Agreement is terminated for any reason other than Seller’s default hereunder.

(c) Purchaser shall be entitled to extend the Inspection Period for a second additional thirty (30) day period (such period, the “Second Extended Inspection Period”) by delivering written notice to Seller and paying to Seller prior to the expiration of the First Extended Inspection Period a non-refundable extension fee of Fifty Thousand Dollars ($50,000.00) (for the avoidance of doubt, such extension fee shall not be applied to the Purchase Price at Closing). If Purchaser elects to extend the Due Diligence Period for such second additional thirty (30) day period, then the Additional Deposit made by Purchaser shall be non-refundable and shall be paid to Seller if this Agreement is terminated for any reason other than Seller’s default hereunder.

(d) Purchaser shall be entitled to extend the Inspection Period for a third additional thirty (30) day period (such period, the “Third Extended Inspection Period”) by delivering written notice to Seller and paying to Seller prior to the expiration of the Second Extended Inspection Period a non-refundable extension fee of Fifty Thousand Dollars ($50,000.00) (for the avoidance of doubt, such extension fee shall not be applied to the Purchase Price at Closing).

(e) If Purchaser elects to proceed to purchase the Property, the Initial Earnest Money together with the Additional Deposit shall be applied to the Purchase Price at Closing.

(f) Escrow Agent shall invest the Earnest Money in government insured interest-bearing accounts satisfactory to Seller and Purchaser, shall not commingle the Earnest Money with any funds of Escrow Agent or others, and shall promptly provide Purchaser and Seller with confirmation of the investments made. Such account shall have no penalty for early withdrawal, and Purchaser accepts all risks with regard to such account.

3.2 Independent Consideration. If Purchaser elects to terminate this Agreement for any reason and is entitled to receive a return of the Earnest Money pursuant to the terms hereof,

the Escrow Agent shall first disburse to Seller One Hundred and No/100 Dollars ($100.00) as independent consideration for Seller’s performance under this Agreement (“Independent Consideration”), which shall be retained by Seller in all instances.

3.3 Form; Failure to Deposit. The Earnest Money shall be in the form of a certified or cashier’s check or the wire transfer to Escrow Agent of immediately available U.S. federal funds. If Purchaser fails to timely deposit any portion of the Earnest Money within the time periods required, Seller may terminate this Agreement by written notice to Purchaser and Escrow Agent, in which event any Earnest Money that has previously been deposited by Purchaser with Escrow Agent shall be immediately delivered to Seller and thereafter the parties hereto shall have no further rights or obligations hereunder, except for rights and obligations which, by their terms, survive the termination hereof.

3.4 Disposition of Earnest Money. If Purchaser elects to terminate this Agreement prior to the expiration of the Inspection Period pursuant to Section 4.4, Escrow Agent shall pay the Initial Earnest Money and the Additional Deposit, if any, to Purchaser or Seller, as the case may be, pursuant to Section 3.1 hereof. In the event of a termination of this Agreement by either Seller or Purchaser for any reason other than pursuant to Section 4.4, the party (the “Demanding Party”) seeking to terminate this Agreement shall give written notice of such election to Escrow Agent and the other party (the “Non-Demanding Party”) to this Agreement. Upon receipt of any such notice of termination, Escrow Agent shall give notice to the Non-Demanding Party of Escrow Agent’s receipt of such notice, enclosing a copy of the notice in question. If within five (5) Business Days after the Non-Demanding Party is given or deemed to have been given notice of Escrow Agent’s receipt of the notice in question, Escrow Agent has not received from the Non-Demanding Party its notice of objection to the notice, then Escrow Agent is to disburse the Earnest Money as requested by the notice in question, on the sixth (6th) Business Day following its giving of such notice to the Non-Demanding Party. If within said five (5) Business Day period Escrow Agent receives from the non-demanding party notice of objection, then Escrow Agent is directed to notify the Demanding Party of the objection, and continue to hold the Earnest Money until Escrow Agent is in receipt of a joint order direction or a court order instructing Escrow Agent to disburse the Earnest Money. In such event of objection, Escrow Agent may interplead the Earnest Money into a court of competent jurisdiction in the county in which the Real Property is located. All attorneys’ fees and costs and Escrow Agent’s costs and expenses incurred in connection with such interpleader shall be assessed against the party that is not awarded the Earnest Money, or if the Earnest Money is distributed in part to both parties, then in the inverse proportion of such distribution.

ARTICLE 4

DUE DILIGENCE

4.1 Due Diligence Materials To Be Delivered. Seller shall deliver or make available to Purchaser the following (the “Property Information”) on or before the Property Information Delivery Date:

4.1.1 Environmental Reports. A copy of any environmental reports or site assessments related to the Property prepared for the benefit of Seller;

4.1.2 Tax Statements. A copy of ad valorem tax statements relating to the Property for the current tax period;

4.1.3 Survey. A copy of Seller’s most current survey, if any, of the Property.

Seller’s obligations to deliver the items listed in this Section 4.1 shall be limited to the extent such items are in the possession or control of Seller or its property management company and to extent Seller is legally or contractually permitted to provide such items.

4.2 Due Diligence Materials To Be Made Available. To the extent such items are in Seller’s possession, Seller shall make available to Purchaser for Purchaser’s review, at Seller’s option at either the offices of Seller’s property manager or at the Property, the following items and information (the “Additional Property Information”) on or before the Property Information Delivery Date, and Purchaser at its expense shall have the right to make copies of same:

4.2.1 Maintenance Records and Warranties. Maintenance work orders for the 12 months preceding the Effective Date and warranties, if any, on roofs, air conditioning units, fixtures and equipment;

4.2.2 Plans and Specifications. Building plans and specifications relating to the Property;

4.2.3 Licenses, Permits and Certificates of Occupancy. Licenses, permits and certificates of occupancy relating to the Property; and

4.2.4 Property Insurance. Certificates evidencing existing insurance coverage relating to the Property.

4.3 Physical Due Diligence. Commencing on the Effective Date and continuing until the Closing, Purchaser shall have reasonable access to the Property at all reasonable times during normal business hours, for the purpose of conducting reasonably necessary tests, including surveys and architectural, engineering, geotechnical and environmental inspections and tests, provided that (a) Purchaser must give Seller two (2) full Business Days’ prior telephone or written notice of any such inspection or test, and with respect to any intrusive inspection or test (i.e., core sampling) must obtain Seller’s prior written consent (which consent may be given, withheld or conditioned in Seller’s sole discretion), (b) prior to performing any inspection or test, Purchaser must deliver a certificate of insurance to Seller evidencing that Purchaser and its contractors, agents and representatives have in place (and Purchaser and its contractors, agents and representatives shall maintain during the pendency of this Agreement) (1) commercial general liability insurance with limits of at least One Million Dollar ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) in the aggregate for bodily injury or death and property damage insurance including coverage for contractual liability and personal and advertising injury with respect to Purchaser’s obligations hereunder, and (2) workers’ compensation and employers’ liability insurance with limits of at least $100,000 each accident, $100,000 each employee and $500,000 policy limit, all covering any accident arising in connection with the presence of Purchaser, its contractors, agents and representatives on the Property, which insurance, except for workers’ compensation and employers’ liability, shall (A) name as additional insureds thereunder Seller and such other parties holding insurable interests as Seller may designate and (B) be written by a reputable insurance company having a rating of at least “A+:VII” by Best’s Rating Guide (or a comparable rating by a successor rating service), and (C) otherwise be subject to Seller’s prior approval, and (c) all such tests shall be conducted by Purchaser in compliance with Purchaser’s responsibilities set forth in Section 4.9 below. Purchaser shall bear the cost of all such inspections or tests and shall be responsible for and act as the generator with respect to any wastes generated by those tests, which obligation shall survive the termination of this Agreement. Subject to the provisions of Section 4.7 hereof, Purchaser or Purchaser’s representatives may communicate with any governmental authority for the sole purpose of gathering information regarding then current zoning compliance of the Real Property and then current entitlements with respect to the Real Property in connection with the transaction contemplated by this Agreement; provided, however, Purchaser must contact Seller at least one (1) full Business Day in advance by telephone to inform Seller of Purchaser’s intended communication with any governmental authority and to allow Seller the opportunity participate in such communication if Seller desires. As used in this Section 4.3, “communicate” and “communication” shall mean the initiation of, response to, or sharing or exchange of information, knowledge or messages, whether by oral, written or electronic methods or media, or by any other means.

4.4 Due Diligence/Termination Right. Purchaser shall have through the last day of the Inspection Period (as the same may be extended pursuant to Section 3.1) in which to (a) examine, inspect, and investigate the Property Information and the Additional Property Information (collectively, the “Property Documents”) and the Property and, in Purchaser’s sole and absolute judgment and discretion, determine whether the Property is acceptable to Purchaser, (b) obtain all necessary internal approvals, and (c) satisfy all other contingencies of Purchaser. Notwithstanding anything to the contrary in this Agreement, Purchaser may terminate this Agreement for any reason or no reason by giving written notice of termination to Seller and Escrow Agent (the “Due Diligence Termination Notice”) on or before the last day of the Inspection Period. If Purchaser does not give a Due Diligence Termination Notice, this Agreement shall continue in full force and effect, Purchaser shall be deemed to have waived its right to terminate this Agreement pursuant to this Section 4.4, and Purchaser shall be deemed to have acknowledged that it has received or had access to all Property Documents and conducted all inspections and tests of the Property that it considers important.

4.5 Return of Documents and Reports. As additional consideration for the transaction contemplated herein, Purchaser shall provide to Seller, if requested by Seller, promptly following receipt of same by Purchaser, copies of all “Reports”. “Reports” mean (a) third-party reports, tests, investigations and studies that pertain to contamination of, or environmental concerns regarding, the Property and (b) all other third party reports, investigations and studies, other than economic analyses in each case under (a) and (b) prepared for Purchaser in connection with its due diligence review of the Property, including, without limitation, any and all Reports involving structural or geological conditions of the Property, if any, which Reports shall be addressed to Purchaser and, if requested by Seller, Seller, in all events at no cost to Seller. The Reports shall be delivered to Seller without any representation or warranty as to the completeness or accuracy of the Reports or any other matter relating thereto. Purchaser’s obligation to deliver the Property Documents and the Reports to Seller shall survive the termination of this Agreement.

4.6 Intentionally Omitted.

4.7 Proprietary Information; Confidentiality. Purchaser agrees that it is bound by the Confidentiality Agreement as if it were a party thereto, the Confidentiality Agreement remains in full force and effect, and, without limitation of the Confidentiality Agreement, the Property Documents that have been or may be delivered or provided by, or on behalf of, Seller, and the information obtained from any inspection of the Property are proprietary and confidential and the Property Documents and access to the Property have been and will be provided to Purchaser solely to assist Purchaser in determining the feasibility of purchasing the Property. Purchaser shall not use the Property Documents and other information for any purpose other than as set forth in the preceding sentence. Purchaser shall not disclose the contents to any person other than to those persons who are responsible for determining the feasibility of Purchaser’s acquisition of the Property and who have agreed to preserve the confidentiality of such information as required hereby (collectively, “Permitted Outside Parties”). Purchaser shall not divulge the contents of the Property Documents and other information except in strict accordance with the confidentiality standards set forth in this Section 4.7. In permitting Purchaser to review the Property Documents or any other information, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created. Purchaser’s obligations under this Section 4.7 shall survive the termination of this Agreement.

4.8 No Representation or Warranty by Seller. Purchaser acknowledges that, except as expressly set forth in this Agreement, Seller has not made and does not make any warranty or representation regarding the truth, accuracy or completeness of the Property Documents or the source(s) thereof. Purchaser further acknowledges that (a) Seller obtained title to the Property by foreclosure or deed in lieu of foreclosure and Seller’s files with regard to the Property may be incomplete and (b) some if not all of the Property Documents were prepared by third parties other than Seller. Seller expressly disclaims any and all liability for representations or warranties, express or implied, statements of fact and other matters contained in such information, or for omissions from the Property Documents, or in any other written or oral communications transmitted or made available to Purchaser. Purchaser shall rely solely upon its own investigation with respect to the Property, including, without limitation, the Property’s physical, environmental or economic condition, compliance or lack of compliance with any ordinance, order, permit or regulation or any other attribute or matter relating thereto. Seller has not undertaken any independent investigation as to the truth, accuracy or completeness of the Property Documents and is providing the Property Documents solely as an accommodation to Purchaser.

4.9 Purchaser’s Responsibilities. In conducting any inspections, investigations or tests of the Property and/or Property Documents, Purchaser and its agents and representatives shall: (a) not interfere with the operation and maintenance of the Property; (b) not damage any part of the Property or any personal property owned or held by any third party; (c) not injure or otherwise cause bodily harm to Seller or its agents, guests, invitees, contractors and employees or their agents, guests, invitees, contractors and employees; (d) comply with all applicable laws; (e) promptly pay when due the costs of all tests, investigations, and examinations done with regard to the Property; (f) not permit any liens to attach to the Real Property by reason of the exercise of its rights hereunder; (g) repair any damage to the Real Property resulting directly or indirectly from any such inspection or tests; and (h) not reveal or disclose prior to Closing any information obtained during the Inspection Period concerning the Property and the Property Documents to anyone other than the Permitted Outside Parties, in accordance with the confidentiality standards set forth in Section 4.7 above, or except as may be otherwise required by law. Purchaser’s obligations under this Section 4.9 shall survive the termination of this Agreement.

4.10 Purchaser’s Agreement to Indemnify. Purchaser hereby agrees to indemnify, defend and hold Seller harmless from and against any and all liens, claims, causes of action, damages, liabilities and expenses (including reasonable attorneys’ fees) arising out of Purchaser’s inspections or tests permitted under this Agreement or any violation of the provisions of Sections 4.3, 4.7, and 4.9; provided, however, the indemnity shall not extend to protect Seller from any pre-existing liabilities for matters merely discovered by Purchaser (i.e., latent environmental contamination) so long as Purchaser’s actions do not aggravate any pre-existing liability of Seller. Purchaser’s obligations under this Section 4.10 shall survive the termination of this Agreement and shall survive the Closing.

ARTICLE 5

TITLE AND SURVEY

5.1 Title Commitment. Purchaser shall, within one (1) Business Day after the Effective Date, request a current commitment for title insurance or preliminary title report (the “Title Commitment”) from the Title Company, and shall deliver a copy of such Title Commitment to Seller promptly after receipt thereof.

5.2 Updated Survey. Purchaser may elect to obtain a new survey or revise, modify, or re-certify an existing survey (“Survey”) as necessary in order for the Title Company to delete the survey exception from the Title Policy or to otherwise satisfy Purchaser’s objectives.

5.3 Title Review. During the Title and Survey Review Period, Purchaser shall review title to the Property as disclosed by the Title Commitment and the Survey. Seller shall have no obligation to cure title objections except financing liens of an ascertainable amount created by, under or through Seller or that are held by Seller or an affiliate of Seller, which liens Seller shall cause to be released at or prior to Closing (with Seller having the right to apply the Purchase Price or a portion thereof for such purpose), and Seller shall deliver the Property free and clear of any such financing liens. Seller further agrees to remove any exceptions or encumbrances to title which are voluntarily created by, under or through Seller after the Effective Date without Purchaser’s consent (if requested, such consent shall not be unreasonably withheld or delayed). The term “Permitted Exceptions” shall mean: the exceptions (including exceptions that are part of the promulgated title insurance form) in the Title Commitment that the Title Company has not agreed to remove from the Title Commitment and things Purchaser consents to, or is deemed to have consented to, as of the end of the Title and Survey Review Period and that Seller is not required to remove as provided above; matters created by, through or under Purchaser; items shown on the Survey which have not been removed as of the end of the Inspection Period (or if Purchaser does not obtain a Survey, all matters that a current, accurate survey of the Property would show); and real estate taxes not yet due and payable.

5.4 Delivery of Title Policy at Closing. In the event that the Title Company does not issue at Closing, or unconditionally commit at Closing to issue, to Purchaser, an owner’s title policy in accordance with the Title Commitment, insuring Purchaser’s title interest in the Real Property in the amount of the Purchase Price, subject only to the standard exceptions and exclusions from coverage contained in such policy and the Permitted Exceptions (the “Title Policy”), Purchaser shall have the right to terminate this Agreement, in which case the Earnest Money, if and to the extent refundable pursuant to Section 3.1, shall be immediately returned to Purchaser, and if non-refundable shall be paid to Seller, and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement.

ARTICLE 6

OPERATIONS AND RISK OF LOSS

6.1 Ongoing Operations. From the Effective Date through Closing:

6.1.1 New Contracts. Seller will not enter into any contract that will be an obligation affecting the Property subsequent to the Closing, except contracts entered into in the ordinary course of business that are terminable without cause and without the payment of any termination penalty on not more than 30 days’ prior notice.

6.1.2 Maintenance of Improvements; Removal of Personal Property. Subject to Sections 6.2 and 6.3, Seller shall maintain all Improvements substantially in their present condition (ordinary wear and tear and casualty excepted) and in a manner consistent with Seller’s maintenance of the Improvements during Seller’s period of ownership. Seller will not remove any Tangible Personal Property except as may be required for necessary repair or replacement or with respect to items that, in Seller’s judgment are obsolete, and replacement shall be of approximately equal quality and quantity as the removed item of Tangible Personal Property.

6.1.3 Insurance. Seller will maintain in full force and effect the fire and casualty insurance coverage currently in effect with respect to the Property. Prior to the Property Information Delivery Date, Seller shall make available to Purchaser a copy of its insurance certificate evidencing its insurance coverage at the Property.

6.2 Damage. If prior to Closing the Property is damaged by fire or other casualty, Seller shall estimate the cost to repair and the time required to complete repairs and will provide Purchaser written notice of Seller’s estimation (the “Casualty Notice”) as soon as reasonably possible after the occurrence of the casualty.

6.2.1 Material. In the event of any Material Damage to or destruction of the Property or any portion thereof prior to Closing, Purchaser may, at its option, terminate this Agreement by delivering written notice to the other on or before the expiration of 30 days after the date Seller delivers the Casualty Notice to Purchaser (and if necessary, the Closing Date shall be extended to give the parties the full thirty-day period to make such election and to obtain insurance settlement agreements with Seller’s insurers). Upon any such termination, the Earnest Money, if and to the extent refundable pursuant to Section 3.1, shall be returned to Purchaser, and if nonrefundable shall be paid to Seller, and the parties hereto shall have no further rights or obligations hereunder, other than those that by their terms survive the termination of this Agreement. If neither Seller nor Purchaser so terminates this Agreement within said 30-day period, then the parties shall be deemed to have waived their respective right to terminate under this Section 6.2.1 and the parties shall proceed under this Agreement and close on schedule (subject to extension of Closing as provided above), and as of Closing Seller shall assign to Purchaser, without representation or warranty by or recourse against Seller, all of Seller’s rights in and to any resulting insurance proceeds (including any rent loss insurance applicable to any period on and after the Closing Date) due Seller as a result of such damage or destruction and Purchaser shall assume full responsibility for all needed repairs, and Purchaser shall receive a credit at Closing for any deductible amount under such insurance policies (but the amount of the deductible plus insurance proceeds shall not exceed the lesser of (a) the cost of repair or (b) the Purchase Price and a pro rata share of the rental or business loss proceeds, if any). For the purposes of this Agreement, “Material Damage” and “Materially Damaged” means damage which, in Seller’s reasonable estimation, exceeds 10% of the Purchase Price to repair.

6.2.2 Not Material. If the Property is not Materially Damaged, then neither Purchaser nor Seller shall have the right to terminate this Agreement, and Seller shall, at its option, either (a) repair the damage before the Closing in a manner reasonably satisfactory to Purchaser (and if necessary, Seller may extend the Closing Date up to 30 days to complete such repairs), or (b) credit Purchaser at Closing for the reasonable cost to complete the repair (in which case Seller shall retain all insurance proceeds and Purchaser shall assume full responsibility for all needed repairs).

6.3 Condemnation. If proceedings in eminent domain are instituted with respect to the Property or any portion thereof that in Seller’s reasonable estimation would result in an award that exceeds 10% of the Purchase Price, Purchaser may, at its option, by written notice to Seller given within ten days after Seller notifies Purchaser of such proceedings (and if necessary the Closing Date shall be automatically extended to give Purchaser the full ten-day period to make such election), either: (a) terminate this Agreement, in which case the Earnest Money, if and to the extent refundable pursuant to Section 3.1, shall be immediately returned to Purchaser, and if not refundable shall be immediately paid to Seller, and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement, or (b) proceed under this Agreement, in which event Seller shall, at the Closing, assign to Purchaser its entire right, title and interest in and to any condemnation award, and Purchaser shall have the sole right after the Closing to negotiate and otherwise deal with the condemning authority in respect of such matter. If Purchaser does not give Seller written notice of its election within the time required above, then Purchaser shall be deemed to have elected option (b) above.

ARTICLE 7

CLOSING

7.1 Closing. The consummation of the transaction contemplated herein (“Closing”) shall occur on the Closing Date at the offices of Escrow Agent (or such other location as may be mutually agreed upon by Seller and Purchaser). Funds shall be deposited into and held by Escrow Agent in a closing escrow account with a bank satisfactory to Purchaser and Seller.

Upon satisfaction or completion of all closing conditions and deliveries, the parties shall direct Escrow Agent to immediately record and deliver the closing documents to the appropriate parties and make disbursements according to the closing statements executed by Seller and Purchaser.

7.2 Conditions to Parties’ Obligation to Close. In addition to all other conditions set forth herein, the obligation of Seller, on the one hand, and Purchaser, on the other hand, to consummate the transactions contemplated hereunder are conditioned upon the following:

7.2.1 Representations and Warranties. The other party’s representations and warranties contained herein shall be true and correct in all material respects as of the Effective Date and the Closing Date, except for representations and warranties made as of, or limited by, a specific date, which will be true and correct in all material respects as of the specified date or as limited by the specified date.

7.2.2 Deliveries. As of the Closing Date, the other party shall have tendered all deliveries to be made at Closing; and

7.2.3 Actions, Suits, etc. There shall exist no pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, against the other party that would materially and adversely affect that party’s ability to perform its obligations under this Agreement.

So long as a party is not in default hereunder, if any condition to such party’s obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date (or such earlier date as is provided herein), subject to any applicable notice and cure periods provided in Sections 10.1 and 10.2, such party may, in its sole discretion, terminate this Agreement by delivering written notice to the other party and Escrow Agent on or before the Closing Date (or such earlier date as is provided herein), or elect to close (or to permit any such earlier termination deadline to pass) notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition. In the event such party elects to close (or to permit any such earlier termination deadline to pass), notwithstanding the non-satisfaction of such condition, said party shall be deemed to have waived said condition, and there shall be no liability on the part of any other party hereto for breaches of representations and warranties of which the party electing to close had knowledge at the Closing.

7.3 Seller’s Deliveries in Escrow. As of or prior to the Closing Date, Seller shall deliver in escrow to Escrow Agent the following:

7.3.1 Deed. A special warranty deed in the form of Exhibit B hereto, warranting title only against any party claiming by, through or under Seller, in form acceptable for recordation under the law of the state where the Property is located and including a list of the Permitted Exceptions to which the conveyance shall be subject, executed and acknowledged by Seller, conveying to Purchaser Seller’s interest in the Real Property (the “Deed”). The Deed shall use as its legal description of the Property the description contained in Seller’s vesting deed. If such description differs from the description derived from the Survey, Seller shall also deliver a quit-claim deed using the description derived from the Survey;

7.3.2 Bill of Sale, Assignment and Assumption. A Bill of Sale in the form of Exhibit C hereto (the “Assignment”), executed and acknowledged by Seller;

7.3.3 Conveyancing or Transfer Tax Forms or Returns. Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Seller by applicable state and local law in connection with the conveyance of the Real Property;

7.3.4 FIRPTA. A Foreign Investment in Real Property Tax Act affidavit in the form of Exhibit D hereto executed by Seller;

7.3.5 Authority. Evidence of the existence, organization and authority of Seller and of the authority of the persons executing documents on behalf of Seller reasonably satisfactory to the underwriter for the Title Policy;

7.3.6 Title Affidavits and Indemnities. An owner’s affidavit and/or a mechanic’s lien affidavit in such forms as will permit the Title Company to issue its title policy without exception for parties in possession, and mechanic’s liens and a gap affidavit in a form sufficient to permit the Title Company to release the purchase price and disburse funds prior to recording the Deed;

7.3.7 Additional Documents. Any additional documents that Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Seller or result in any new or additional obligation, covenant, representation or warranty of Seller under this Agreement beyond those expressly set forth in this Agreement).

7.4 Purchaser’s Deliveries in Escrow. As of or prior to the Closing Date, Purchaser shall deliver in escrow to Escrow Agent the following:

7.4.1 Bill of Sale. The Assignment, executed and acknowledged by Purchaser;

7.4.2 ERISA Letter. A letter to Seller in the form of Exhibit E hereto duly executed by Purchaser, confirming that Purchaser is not acquiring the Property with the assets of an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”) and, in the event Purchaser is unable or unwilling to make such a representation, Purchaser shall be deemed to be in default hereunder, and Seller shall have the right to terminate this Agreement and to receive and retain the Earnest Money;

7.4.3 Conveyancing or Transfer Tax Forms or Returns. Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Purchaser by applicable state and local law in connection with the conveyance of the Real Property;

7.4.4 Authority. Evidence of the existence, organization and authority of Purchaser and of the authority of the persons executing documents on behalf of Purchaser reasonably satisfactory to the underwriter for the Title Policy; and

7.4.5 Additional Documents. Any additional documents that Seller, Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Purchaser or result in any new or additional obligation, covenant, representation or warranty of Purchaser under this Agreement beyond those expressly set forth in this Agreement).

7.5 Closing Statements. As of or prior to the Closing Date, Seller and Purchaser shall deposit with Escrow Agent an executed closing statement consistent with this Agreement in the form required by Escrow Agent.

7.6 Purchase Price. At or before 1:00 p.m. (Eastern Time) on the Closing Date, Purchaser shall deliver to Escrow Agent the Purchase Price, less the Earnest Money that is applied to the Purchase Price, plus or minus applicable prorations, in immediate, same-day U.S. federal funds wired for credit into Escrow Agent’s escrow account, which funds must be delivered in a manner to permit Escrow Agent to deliver good funds to Seller or its designee on the Closing Date (and, if requested by Seller, by wire transfer); in the event that Escrow Agent is unable to deliver good funds to Seller or its designee prior to 4:00 p.m. (Eastern Time) on the Closing Date, then the closing statements and related prorations will be revised as necessary.

7.7 Possession. Seller shall deliver possession of the Property to Purchaser at the Closing subject only to the Permitted Exceptions.

7.8 Delivery of Books and Records. After the Closing, Seller shall deliver to the offices of Purchaser’s property manager or to the Real Property to the extent in Seller’s or its property manager’s possession: maintenance records and warranties; plans and specifications; licenses, permits and certificates of occupancy; copies or originals of all books and records of account, contracts, and keys.

ARTICLE 8

PRORATIONS, DEPOSITS, COMMISSIONS

8.1 Prorations. At Closing, the following items shall be prorated as of the Closing Date with all items of income and expense for the Property being borne by Purchaser from and after (and including) the Closing Date: any income and rents that have been collected by Seller as of Closing; fees and assessments; prepaid expenses and obligations under Service Contracts; accrued operating expenses; real and personal ad valorem taxes (“Taxes”); and any assessments by private covenant for the then-current calendar year of Closing. Specifically, the following shall apply to such prorations:

8.1.1 Taxes. If Taxes for the year of Closing are not known or cannot be reasonably estimated, Taxes shall be prorated based on Taxes for the year prior to Closing. Any additional Taxes relating to the year of Closing or prior years arising out of a change in the use of the Real Property or a change in ownership shall be assumed by Purchaser effective as of Closing and paid by Purchaser when due and payable, and Purchaser shall indemnify Seller from and against any and all such Taxes, which indemnification obligation shall survive the Closing.

8.1.2 Utilities. To the extent any utility is in Seller’s name, Purchaser shall take all steps necessary to effectuate the transfer of all utilities to its name as of the Closing Date, and where necessary, post deposits with the utility companies. Seller shall ensure that all utility meters are read as of the Closing Date. Seller shall be entitled to recover any and all deposits held by any utility company as of the Closing Date.

8.2 Intentionally Omitted.

8.3 Closing Costs. Closing costs shall be allocated between Seller and Purchaser in accordance with Section 1.2.

8.4 Final Adjustment After Closing. If final bills are not available or cannot be issued prior to Closing for any item being prorated under Section 8.1, then Purchaser and Seller agree to allocate such items on a fair and equitable basis as soon as such bills are available, final adjustment to be made as soon as reasonably possible after the Closing. Payments in connection with the final adjustment shall be due within 30 days of written notice. All such rights and obligations shall survive the Closing.

8.5 Intentionally Omitted.

8.6 Commissions. Seller shall be responsible to Purchaser’s broker, Coldwell Banker, for a real estate sales commission at Closing in the amount of two and one-half percent (2.5%) of the Purchase Price (but only in the event of a Closing in strict accordance with this Agreement). Seller shall also pay any fee owed to Heritage Management Group, LLC in connection with the sale of the Property. Other than as stated in the preceding sentence, Seller and Purchaser each represent and warrant to the other that no real estate brokerage commission is payable to any person or entity in connection with the transaction contemplated hereby, and each agrees to and does hereby indemnify and hold the other harmless against the payment of any commission to any other person or entity claiming by, through or under Seller or Purchaser, as applicable. This indemnification shall extend to any and all claims, liabilities, costs and expenses (including reasonable attorneys’ fees and litigation costs) arising as a result of such claims and shall survive the Closing.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES

9.1 Seller’s Representations and Warranties. Seller represents and warrants to Purchaser that:

9.1.1 Organization and Authority. Seller is validly existing, and in good standing in the state in which it was formed. Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms.

9.1.2 Pending Actions. To Seller’s knowledge, there is no action or proceeding pending or threatened against Seller or relating to the Property, which challenges or impairs Seller’s ability to execute or perform its obligations under this Agreement.

9.1.3 Leases. Seller has not entered into any lease, contract or agreement with respect to the occupancy of the Property (or any portion thereof) that will be binding on Purchaser or the Property after the Closing. Neither the Property nor any portion thereof has been leased, and to Seller’s knowledge no third party has been in possession and occupancy of the Property, in each case during the twelve (12) month period preceding the Effective Date of this Agreement.

9.1.4 Notices from Governmental Authorities. To Seller’s knowledge, Seller has not received from any governmental authority written notice of any material violation of any laws applicable (or alleged to be applicable) to the Real Property, or any part thereof, that has not been corrected, except as may be reflected by the Property Documents or otherwise disclosed in writing to Purchaser.

9.1.5 Contracts. To Seller’s knowledge, other than the Permitted Exceptions, Seller is not a party to any contract or agreement affecting or pertaining to the Property that will be binding on Purchaser or the Property after the Closing.

9.2 Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller that:

9.2.1 Organization and Authority. Purchaser is validly existing as a corporation in good standing in the State of Delaware and is qualified to do business in the state in which the Real Property is located. Purchaser has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Purchaser at the Closing will be, authorized and properly executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Purchaser, enforceable in accordance with their terms.

9.2.2 Pending Actions. There is no action or proceeding pending or, to Purchaser’s knowledge, threatened against Purchaser which challenges or impairs Purchaser’s ability to execute or perform its obligations under this Agreement.

9.2.3 ERISA. Purchaser is not an employee benefit plan (a “Plan”) subject to ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), assets of a Plan are not being used to acquire the Property, Purchaser is not a “party in interest” (as that term is defined in Section 3(14) of ERISA) with respect to any Plan that is an investor in Seller, and Purchaser’s acquisition of the Property will not constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

9.2.4 Prohibited Persons and Transactions. Neither Purchaser nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

9.3 Survival of Representations and Warranties. The representations and warranties set forth in this Article 9 are made as of the Effective Date, are remade as of the Closing Date (subject to, in the case of Sections 9.1.2 and 9.1.4, changes that are not the result of a breach by Seller of any of its covenants in this Agreement), and shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing for a period of nine months (the “Survival Period”). Terms such as “to Seller’s knowledge,” “to the best of Seller’s knowledge” or like phrases mean the actual knowledge of Stephen Spencer, the asset manager of the Property for a period of more than 1 year preceding the Effective Date, who is the person solely responsible for the asset (“Seller’s Representative”), without any duty of inquiry or investigation; provided that so qualifying Seller’s knowledge shall in no event give rise to any personal liability on the part of Seller’s Representative, or any other officer or employee of Seller, on account of any breach of any representation or warranty made by Seller herein. Said terms do not include constructive knowledge, imputed knowledge, or knowledge Seller or such persons do not have but could have obtained through further investigation or inquiry. No broker, agent, or party other than Seller is authorized to make any representation or warranty for or on behalf of Seller. Each party shall have the right to bring an action against the other on the breach of a representation or warranty or covenant hereunder or in the documents delivered by Seller at the Closing, but only on the following conditions: (1) the party bringing the action for breach first learns of the breach after Closing and files such action within the Survival Period and (2) neither party shall have the right to bring a cause of action for a breach of a representation or warranty or covenant unless the damage to such party on account of such breach (individually or when combined with damages from other breaches) equals or exceeds $25,000. Neither party shall have any liability after Closing for the breach of a representation or warranty or covenant hereunder of which the other party hereto had knowledge as of Closing. Notwithstanding any other provision of this Agreement, any agreement contemplated by this Agreement, or any rights which Purchaser might otherwise have at law, equity, or by statute, whether based on contract or some other claim, Purchaser agrees that any liability of Seller to Purchaser will be limited to $400,000. In no event shall either party be liable to the other party for incidental, consequential, or punitive damages as a result of the breach of any or all representations or warranties set forth in this Agreement. The provisions of this Section 9.3 shall survive the Closing. Any breach of a representation or warranty or covenant that occurs prior to Closing shall be governed by Article 10.

ARTICLE 10

DEFAULT AND REMEDIES

10.1 Seller’s Remedies. If Purchaser fails to consummate the purchase of the Property pursuant to this Agreement or otherwise defaults on its obligations hereunder at or prior to Closing for any reason except failure by Seller to perform hereunder, or if prior to Closing any one or more of Purchaser’s representations or warranties are breached in any material respect, and such default or breach is not cured by the earlier of the third (3rd) Business Day after written notice thereof from Seller or the Closing Date (except no notice or cure period shall apply if Purchaser fails to consummate the purchase of the Property hereunder), Seller shall be entitled, as its sole remedy (except as provided in Sections 4.10, 8.6, 10.3 and 10.4 hereof), to terminate this Agreement and recover the Earnest Money as liquidated damages and not as penalty, in full satisfaction of claims against Purchaser hereunder. Seller and Purchaser agree that Seller’s damages resulting from Purchaser’s default are difficult, if not impossible, to determine and the Earnest Money is a fair estimate of those damages which has been agreed to in an effort to cause the amount of such damages to be certain. Notwithstanding anything in this Section 10.1 to the contrary, in the event of Purchaser’s default or a termination of this Agreement, Seller shall have all remedies available at law or in equity in the event Purchaser or any party related to or affiliated with Purchaser is asserting any claims or right to the Property that would otherwise delay or prevent Seller from having clear, indefeasible and marketable title to the Property. In all other events Seller’s remedies shall be limited to those described in this Section 10.1 and Sections 4.10, 8.6, 10.3 and 10.4 hereof. If Closing is consummated, Seller shall have all remedies available at law or in equity in the event Purchaser fails to perform any obligation of Purchaser under this Agreement.

10.2 Purchaser’s Remedies. If Seller fails to consummate the sale of the Property pursuant to this Agreement or otherwise defaults on its obligations hereunder at or prior to Closing for any reason except failure by Purchaser to perform hereunder, or if prior to Closing any one or more of Seller’s representations or warranties are breached in any material respect, and such default or breach is not cured by the earlier of the third (3rd) Business Day after written notice thereof from Purchaser or the Closing Date (Purchaser hereby agreeing to give such written notice to Seller within two (2) Business Days after Purchaser first learns of any such default or breach by Seller, except no notice or cure period shall apply if Seller fails to consummate the sale of the Property hereunder), Purchaser shall elect, as its sole remedy, either to (a) terminate this Agreement by giving Seller timely written notice of such election prior to or at Closing and recover the Earnest Money, (b) enforce specific performance to consummate the sale of the Property hereunder or (c) waive said failure or breach and proceed to Closing without any reduction in the Purchase Price. Notwithstanding anything herein to the contrary, Purchaser shall be deemed to have elected to terminate this Agreement if Purchaser fails to deliver to Seller written notice of its intent to file a claim or assert a cause of action for specific performance against Seller on or before ten (10) Business Days following the scheduled Closing Date or, having given such notice, fails to file a lawsuit asserting such claim or cause of action in the county in which the Property is located within two months following the scheduled Closing Date. Purchaser’s remedies shall be limited to those described in this Section 10.2 and Sections 10.3 and 10.4 hereof. IN NO EVENT SHALL SELLER’S DIRECT OR INDIRECT PARTNERS, SHAREHOLDERS, MEMBERS, MANAGERS, OWNERS OR AFFILIATES, ANY OFFICER, MANAGER, DIRECTOR, EMPLOYEE OR AGENT OF THE FOREGOING, OR ANY AFFILIATE OR CONTROLLING PERSON THEREOF HAVE ANY LIABILITY FOR ANY CLAIM, CAUSE OF ACTION OR OTHER LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PROPERTY, WHETHER BASED ON CONTRACT, COMMON LAW, STATUTE, EQUITY OR OTHERWISE.

10.3 Attorneys’ Fees. In the event either party hereto employs an attorney in connection with claims by one party against the other arising from the operation of this Agreement, the non-prevailing party shall pay the prevailing party all reasonable fees and expenses, including attorneys’ fees, incurred in connection with such claims.

10.4 Other Expenses. If this Agreement is terminated due to the default of a party, then the defaulting party shall pay any fees or charges due to Escrow Agent for holding the Earnest Money as well as any escrow cancellation fees or charges and any fees or charges due to the Title Company for preparation and/or cancellation of the Title Commitment.

ARTICLE 11

DISCLAIMERS, RELEASE AND INDEMNITY

11.1 Disclaimers By Seller. Except as expressly set forth in this Agreement, it is understood and agreed that Seller and Seller’s agents or employees have not at any time made and are not now making, and they specifically disclaim, any warranties, representations or guaranties of any kind or character, express or implied, with respect to the Property, including, but not limited to, warranties, representations or guaranties as to (a) matters of title (other than Seller’s special warranty of title to be contained in the Deed), (b) environmental matters relating to the Property or any portion thereof, including, without limitation, the presence of Hazardous Materials in, on, under or in the vicinity of the Property, (c) geological conditions, including, without limitation, subsidence, subsurface conditions, water table, underground water reservoirs, limitations regarding the withdrawal of water, and geologic faults and the resulting damage of past and/or future faulting, (d) whether, and to the extent to which the Property or any portion thereof is affected by any stream (surface or underground), body of water, wetlands, flood prone area, flood plain, floodway or special flood hazard, (e) drainage, (f) soil conditions, including the existence of instability, past soil repairs, soil additions or conditions of soil fill, or susceptibility to landslides, or the sufficiency of any undershoring, (g) the presence of endangered species or any environmentally sensitive or protected areas, (h) zoning or building entitlements to which the Property or any portion thereof may be subject, (i) the availability of any utilities to the Property or any portion thereof including, without limitation, water, sewage, gas and electric, (j) usages of adjoining property, (k) access to the Property or any portion thereof, (l) the value, compliance with the plans and specifications, size, location, age, use, design, quality, description, suitability, structural integrity, operation, title to, or physical or financial condition of the Property or any portion thereof, or any income, expenses, charges, liens, encumbrances, rights or claims on or affecting or pertaining to the Property or any part thereof, (m) the condition or use of the Property or compliance of the Property with any or all past, present or future federal, state or local ordinances, rules, regulations or laws, building, fire or zoning ordinances, codes or other similar laws, (n) the existence or non-existence of underground storage tanks, surface impoundments, or landfills, (o) any other matter affecting the stability and integrity of the Property, (p) the potential for further development of the Property, (q) the merchantability of the Property or fitness of the Property for any particular purpose, (r) the truth, accuracy or completeness of the Property Documents, (s) tax consequences, or (t) any other matter or thing with respect to the Property.

11.2 Sale “As Is, Where Is”. Purchaser acknowledges and agrees that upon Closing, Seller shall sell and convey to Purchaser and Purchaser shall accept the Property “AS IS, WHERE IS, WITH ALL FAULTS,” except to the extent expressly provided otherwise in this Agreement and any document executed by Seller and delivered to Purchaser at Closing. Except as expressly set forth in this Agreement, Purchaser has not relied and will not rely on, and Seller has not made and is not liable for or bound by, any express or implied warranties, guarantees, statements, representations or information pertaining to the Property or relating thereto (including specifically, without limitation, Property information packages distributed with respect to the Property) made or furnished by Seller, or any property manager, real estate broker, agent or third party representing or purporting to represent Seller, to whomever made or given, directly or indirectly, orally or in writing. Purchaser represents that it is a knowledgeable, experienced and sophisticated purchaser of real estate and that, except as expressly set forth in this Agreement, it is relying solely on its own expertise and that of Purchaser’s consultants in purchasing the Property and shall make an independent verification of the accuracy of any documents and information provided by Seller. Purchaser will conduct such inspections and investigations of the Property as Purchaser deems necessary, including, but not limited to, the physical and environmental conditions thereof, and shall rely upon same. By failing to terminate this Agreement prior to the expiration of the Inspection Period, Purchaser acknowledges that Seller has afforded Purchaser a full opportunity to conduct such investigations of the Property as Purchaser deemed necessary to satisfy itself as to the condition of the Property and the existence or non-existence or curative action to be taken with respect to any Hazardous Materials on or discharged from the Property, and will rely solely upon same and not upon any information provided by or on behalf of Seller or its agents or employees with respect thereto, other than such representations, warranties and covenants of Seller as are expressly set forth in this Agreement. Upon Closing, Purchaser shall assume the risk that adverse matters, including, but not limited to, adverse physical or construction defects or adverse environmental, health or safety conditions, may not have been revealed by Purchaser’s inspections and investigations. Purchaser hereby represents and warrants to Seller that: (a) Purchaser is represented by legal counsel in connection with the transaction contemplated by this Agreement; and (b) Purchaser is purchasing the Property for business, commercial, investment or other similar purpose and not for use as Purchaser’s residence. Purchaser waives any and all rights or remedies it may have or be entitled to, deriving from disparity in size or from any significant disparate bargaining position in relation to Seller.

11.3 Seller Released from Liability. Purchaser acknowledges that it will have the opportunity to inspect the Property during the Inspection Period, and during such period, observe its physical characteristics and existing conditions and the opportunity to conduct such investigation and study on and of the Property and adjacent areas as Purchaser deems necessary, and Purchaser hereby FOREVER RELEASES AND DISCHARGES Seller from all responsibility and liability, whether arising before or after the Effective Date, and liabilities under the Comprehensive Environmental Response, Compensation and Liability Act Of 1980 (42 U.S.C. Sections 9601 et seq.), as amended (“CERCLA”), regarding the condition, valuation, salability or utility of the Property, or its suitability for any purpose whatsoever (including, but not limited to, with respect to the presence in the soil, air, structures and surface and subsurface waters, of Hazardous Materials or other materials or substances that have been or may in the future be determined to be toxic, hazardous, undesirable or subject to regulation and that may need to be specially treated, handled and/or removed from the Property under current or future federal, state and local laws, regulations or guidelines, and any structural and geologic conditions, subsurface soil and water conditions and solid and hazardous waste and Hazardous Materials on, under, adjacent to or otherwise affecting the Property). Purchaser further hereby WAIVES (and by Closing this transaction will be deemed to have WAIVED) any and all objections and complaints (including, but not limited to, federal, state and local statutory and common law based actions, and any private right of action under any federal, state or local laws, regulations or guidelines to which the Property is or may be subject, including, but not limited to, CERCLA) concerning the physical characteristics and any existing conditions of the Property. Purchaser further hereby assumes the risk of changes in applicable laws and regulations relating to past, present and future environmental conditions on the Property and the risk that adverse physical characteristics and conditions, including, without limitation, the presence of Hazardous Materials or other contaminants, may not have been revealed by its investigation.

11.4 “Hazardous Materials” Defined. For purposes hereof, “Hazardous Materials” means “Hazardous Material,” “Hazardous Substance,” “Pollutant or Contaminant,” and “Petroleum” and “Natural Gas Liquids,” as those terms are defined or used in Section 101 of CERCLA, and any other substances regulated because of their effect or potential effect on public health and the environment, including, without limitation, PCBs, lead paint, asbestos, urea formaldehyde, radioactive materials, putrescible materials, and infectious materials.

11.5 Survival. The terms and conditions of this Article 11 shall expressly survive the Closing and shall not merge with the provisions of any closing documents.

Purchaser acknowledges and agrees that the disclaimers and other agreements set forth herein are an integral part of this Agreement and that Seller would not have agreed to sell the Property to Purchaser for the Purchase Price without the disclaimers and other agreements set forth above.

ARTICLE 12

MISCELLANEOUS

12.1 Parties Bound; Assignment. This Agreement, and the terms, covenants, and conditions herein contained, shall inure to the benefit of and be binding upon the heirs, personal representatives, successors, and assigns of each of the parties hereto. Purchaser may assign its rights under this Agreement upon the following conditions: (a) (i) the assignee of Purchaser must be an entity controlling, controlled by, or under common control with Purchaser, or (ii) the assignee of Purchaser is contractually bound to enter into a lease of the Property with Purchaser at Closing, and Seller has approved the assignee (such approval not to be unreasonably withheld), (b) all of the Earnest Money must have been delivered in accordance herewith, (c) the assignee of Purchaser shall assume all obligations of Purchaser hereunder, but Purchaser shall remain primarily liable for the performance of Purchaser’s obligations, (d) a copy of the fully executed written assignment and assumption agreement shall be delivered to Seller at least five (5) Business Days prior to Closing, and (e) the requirements in Section 12.16 are satisfied.

12.2 Headings. The article, section, subsection, paragraph and/or other headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

12.3 Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.

12.4 Governing Law. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the state in which the Real Property is located.

12.5 Survival. The provisions of this Agreement that contemplate performance after the Closing and the obligations of the parties not fully performed at the Closing (other than any unfulfilled closing conditions which have been waived or deemed waived by the other party) shall survive the Closing and shall not be deemed to be merged into or waived by the instruments of Closing.

12.6 Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought. All Exhibits hereto are incorporated herein by this reference for all purposes.

12.7 Time. Time is of the essence in the performance of this Agreement.

12.8 Confidentiality. Purchaser shall make no public announcement or disclosure of any information related to this Agreement to outside brokers or third parties, before or after the Closing, without the prior written specific consent of Seller; provided, however, that Purchaser may, subject to the provisions of Section 4.7, make disclosure of this Agreement to its Permitted Outside Parties as necessary to perform its obligations hereunder and as may be required under laws or regulations applicable to Purchaser.

12.9 Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Section 1.3. Any such notices shall, unless otherwise provided herein, be given or served (a) by depositing the same in the United States mail, postage paid, certified and addressed to the party to be notified, with return receipt requested, (b) by overnight delivery using a nationally recognized overnight courier, (c) by personal delivery, or (d) by facsimile transmission during normal business hours with a confirmation copy delivered by another method permitted under this Section 12.9. Notice given in accordance herewith for all permitted forms of notice shall be effective upon the earlier to occur of actual delivery to the address of the addressee or refusal of receipt by the addressee. Except for facsimile notices as described above, no notice hereunder shall be effective if sent or delivered by electronic means. In no event shall this Agreement be altered, amended or modified by electronic mail or electronic record. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. Notices given by counsel to the Purchaser shall be deemed given by Purchaser and notices given by counsel to the Seller shall be deemed given by Seller.

12.10 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

12.11 Calculation of Time Periods; Business Day. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is not a Business Day, in which event the period shall run until the end of the next day which is a Business Day. The last day of any period of time described herein shall be deemed to end at 5:00 p.m. local time in the state in which the Real Property is located. As used herein, the term “Business Day” means any day that is not a Saturday, Sunday or legal holiday for national banks in the city in which the Real Property is located.

12.12 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement.

12.13 Recordation. Without the prior written consent of Seller, there shall be no recordation of either this Agreement or any memorandum hereof, or any affidavit pertaining hereto, and any such recordation of this Agreement or memorandum or affidavit by Purchaser without the prior written consent of Seller shall constitute a default hereunder by Purchaser, whereupon Seller shall have the remedies set forth in Section 10.1 hereof. In addition to any such remedies, Purchaser shall be obligated to execute an instrument in recordable form releasing this Agreement or memorandum or affidavit, and Purchaser’s obligations pursuant to this Section 12.13 shall survive any termination of this Agreement as a surviving obligation.

12.14 Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by either party at Closing, each party agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after the Closing any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of the Property to Purchaser.

12.15 Discharge of Obligations. The acceptance of the Deed by Purchaser shall be deemed to be a full performance and discharge of every representation and warranty made by Seller herein and every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement, except those which are herein specifically stated to survive Closing.

12.16 ERISA. Under no circumstances shall Purchaser have the right to assign this Agreement to any person or entity owned or controlled by an employee benefit plan if Seller’s sale of the Property to such person or entity would, in the reasonable opinion of Seller’s ERISA advisors or consultants, create or otherwise cause a “prohibited transaction” under ERISA. In the event Purchaser assigns this Agreement or transfers any ownership interest in Purchaser, and such assignment or transfer would make the consummation of the transaction hereunder a

“prohibited transaction” under ERISA and necessitate the termination of this Agreement then, notwithstanding any contrary provision which may be contained herein, Seller shall have the right to terminate this Agreement.

12.17 No Third Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or any of the documents to be executed and delivered at Closing.

12.18 Reporting Person. Purchaser and Seller hereby designate the Title Company as the “reporting person” pursuant to the provisions of Section 6045(e) of the Internal Revenue Code of 1986, as amended.

12.19 Post-Closing Access. From and after the Closing, the Purchaser will, at Seller’s sole cost and expense, permit Seller and Seller’s agents and representatives access (and will permit copying of materials pertaining to the period prior to the Closing), during business hours from time to time, to Property-related information upon reasonable advance notice to the Purchaser. This Section 12.19 shall survive the Closing.

12.20 RADON GAS. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health department.

[SIGNATURE PAGES AND EXHIBITS TO FOLLOW]

SIGNATURE PAGE TO AGREEMENT OF

PURCHASE AND SALE

BY AND BETWEEN

1450 EXECUTIVE CIRCLE NE- MELBOURNE, LLC

AND

LIGHTING SCIENCE GROUP CORPORATION

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year written below.

SELLER:

1450 EXECUTIVE CIRCLE NE- MELBOURNE, LLC, a Delaware limited liability company

Date executed by Seller	By:	/s/ Stephen Spencer
	Name:	Stephen Spencer
June 8, 2010	Title:	Vice President

PURCHASER:

LIGHTING SCIENCE GROUP CORPORATION

Date executed by Purchaser	By:	/s/ John Stanley
	Name:	John Stanley
June 8, 2010	Title:	Chief Operating Officer

JOINDER BY ESCROW AGENT

Escrow Agent has executed this Agreement in order to confirm that Escrow Agent has received and shall hold the Initial Earnest Money required to be deposited under this Agreement and the interest earned thereto, in escrow, and shall disburse the Earnest Money, and the interest earned thereon, pursuant to the provisions of this Agreement.

FIRST AMERICAN TITLE INSURANCE COMPANY

Date executed by Escrow Agent	By:
Name:
June , 2010	Title:

LIST OF EXHIBITS AND SCHEDULES

A – Legal Description of Land

B – Special Warranty Deed

C – Bill of Sale

D – FIRPTA Certificate

E – ERISA Letter

EXHIBIT A

LEGAL DESCRIPTION OF LAND

Tracts E and F, inclusive, PORT MALABAR UNIT SIXTY, according to the plat thereof as recorded in Plat Book 32, Pages 99 through 102, Public Records of Brevard County, Florida.

A-1

EXHIBIT B

SPECIAL WARRANTY DEED

This Instrument Prepared By:

PARCEL I.D. NO.:

SPECIAL WARRANTY DEED

THIS SPECIAL WARRANTY DEED is made as of the             day of                 , 20    , by                                 , whose mailing address is                                  (hereinafter referred to as the “Grantor”), to                                                                      , hose mailing address is                                                                  (hereinafter referred to as the “Grantee”).

(Wherever used herein the terms “Grantor” and “Grantee” include all the parties to this instrument and the heirs, legal representatives and assigns of individuals, and the successors and assigns of trustees, partnerships and corporations.)

W I T N E S S E T H :

That Grantor, for and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable considerations, the receipt and sufficiency of which is hereby acknowledged, hereby grants, bargains, sells, aliens, remises, releases, conveys and confirms unto Grantee, all of Grantor’s right, title and interest in and to that certain real property situate, lying and being in                          County, Florida (hereinafter referred to as the “Property”), and being more particularly described in Exhibit “A” attached hereto and made a part hereof.

TOGETHER with all of the tenements, hereditaments and appurtenances thereto belonging or in anywise appertaining.

TO HAVE AND TO HOLD the same in fee simple forever.

AND Grantor hereby covenants with Grantee that Grantor is lawfully seized of the Property in fee simple; that the Grantor has good right and lawful authority to sell and convey the Property, and hereby warrants the title to the Property and will defend the same against the lawful claims of all persons claiming by, through or under the Grantor, but against no others. This conveyance is subject to taxes accruing subsequent to                         , not yet due and payable, and the matters set forth on Exhibit “B” attached hereto and made a part hereof, but this reference to the foregoing shall not operate to reimpose the same.

IN WITNESS WHEREOF, Grantor has caused this instrument to be executed and delivered in its name by its corporate officer thereunto duly authorized, has caused its corporate seal to be hereunto affixed and has intended this instrument to be and become effective as of the day and year first above written.

B-1

Signed, sealed and delivered	“GRANTOR”
in the presence of:

Print Name:
By:
Name:
Print Name:		Title:
Two witnesses as to Grantor		(CORPORATE SEAL)

STATE OF FLORIDA

COUNTY OF

The foregoing instrument was acknowledged before me this              day of                         , 20     by                                      as                      of                                                  . Said person (check one): [    ] is personally known to me, [    ] produced a driver’s license (issued by a state of the United States within the last five (5) years) as identification, or [    ] produced other identification, to wit:                                              .

Print Name:

B-2

EXHIBIT A

[Description of the Property]

A-1

EXHIBIT B

[Permitted Exceptions]

B-1

EXHIBIT C

BILL OF SALE

(name of property)

THIS BILL OF SALE (this “Bill of Sale”) is made as of the      day of                     ,     , by and between                                         , a                                          (“Assignor”), and                                         , a                                          (“Assignee”).

W I T N E S S E T H:

For good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1. Assignor hereby sells, transfers, assigns and conveys to Assignee the following:

All right, title and interest of Assignor in and to all tangible personal property (“Personalty”) set forth in the inventory on Exhibit A hereto and made a part hereof, and located on, and used in connection with the management, maintenance or operation of that certain land and improvements located in the County of Brevard, State of Florida, as more particularly described in Exhibit B hereto and made a part hereof (“Real Property”), but excluding tangible personal property owned or leased by Assignor’s property manager (as defined below).

2. This Bill of Sale is given pursuant to that certain Purchase and Sale Agreement (as amended, the “Purchase Agreement”) dated as of June     , 2010, between Assignor and Assignee, providing for, among other things, the conveyance of the Personalty.

3. As set forth in Article 11 of the Purchase Agreement, which is hereby incorporated by reference as if herein set out in full and except as set forth herein, the property conveyed hereunder is conveyed by Assignor and accepted by Assignee AS IS, WHERE IS, AND WITHOUT ANY WARRANTIES OF WHATSOEVER NATURE, EXPRESS OR IMPLIED, EXCEPT AS EXPRESSLY SET FORTH IN THE PURCHASE AGREEMENT, IT BEING THE INTENTION OF ASSIGNOR AND ASSIGNEE EXPRESSLY TO NEGATE AND EXCLUDE ALL WARRANTIES, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, WARRANTIES CREATED BY ANY AFFIRMATION OF FACT OR PROMISE OR BY ANY DESCRIPTION OF THE PROPERTY CONVEYED HEREUNDER, OR BY ANY SAMPLE OR MODEL THEREOF, AND ALL OTHER WARRANTIES WHATSOEVER CONTAINED IN OR CREATED BY THE FLORIDA UNIFORM COMMERCIAL CODE.

4. Assignee hereby accepts the assignment of the Personalty.

5. This Bill of Sale may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

C-1

IN WITNESS WHEREOF, the parties hereto have executed this Bill of Sale as of the date first above written.

ASSIGNOR:

, a

By:
Name:
Title:

ASSIGNEE:

By:
Name:
Title:

[INSERT APPROPRIATE ACKNOWLEDGMENTS FOR THE STATE]

Exhibit A	Personalty
Exhibit B	Real Property

C-2

EXHIBIT D

FIRPTA CERTIFICATE

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform                                          (“Transferee”) that withholding of tax is not required upon the disposition of a U.S. real property interest by                                          (“Transferor”), the undersigned, in his capacity as                      of                     , but not individually, hereby certifies to Transferee the following on behalf of Transferor:

1. Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2. Transferor’s U.S. employer identification number is                     ; and

3. Transferor’s office address is                                         .

Transferor understands that this certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Transferor.

Dated as of                     , 20    .

By:
Name:
Title:
Date:

D-1

THE STATE OF	§
§
COUNTY OF	§

This instrument was acknowledged before me on                     , 200    , by                                         ,                                          of                                         , a                                         , on behalf of said                                         .

Notary Public, State of

SWORN TO AND SUBSCRIBED BEFORE ME by                                          on                     , 2010.

Notary Public, State of

D-2

EXHIBIT E

ERISA LETTER

                    ,

Re:	Acquisition of [Property] in [City, State]

Ladies and Gentlemen:

The undersigned represents to you that [Purchaser], or any affiliates thereof, or any firm, person or entity providing financing for the purchase of the entire interest of                                          in the above-described property (the “Property”) are not using the assets of an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and covered under Title I, Part 4 of the ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended, in the performance or discharge of its obligations under that certain Agreement of Purchase and Sale dated                     ,             , with respect to the Property by and between                                         , as Seller, and the undersigned, as Purchaser, including the acquisition of the Property.

Very truly yours,

By:
Name:
Title:

E-1